PURCHASE AND SALE AGREEMENT


     THIS PURCHASE AND SALE AGREEMENT (this "Agreement"), dated for reference purposes only as of December 13, 1996, is made by and between C.P. PROPERTIES I, INC., a Delaware corporation ("Seller"), and ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership ("Purchaser"), as of the "Effective Date" specified in Section 10.13 below.

     In consideration of the mutual covenants and representations herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

     Section 1.
     PURCHASE AND SALE

     1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of Seller's assignable and transferable right, title and interest in and to the following described property (herein collectively called the "Property"):

     (a) Land. That certain tract of land (the "Land") located in the City of Ventura, County of Ventura, State of California, being more particularly described on Exhibit A attached hereto and made a part hereof.

     (b) Easements. All easements, if any, benefiting the Land or the Improvements (as hereinafter defined).

     (c) Rights and Appurtenances. All rights and appurtenances pertaining to the Land, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way.

     (d) Improvements. All improvements and related amenities known as "The Center Promenade" (the "Improvements") in and on the Land, and having an address of 6401, 6477, 6555 and 6633 Telephone Road, 1000 and 1050 Hill Road, and 1001 Partridge Drive, Ventura, California.

     (e) Leases. All leases (the "Leases") of space in the Property, concession leases, lease guaranties, and all tenant security deposits and prepaid rent held by Seller on the Closing
Date (as defined in Section 6.1).

     (f) Tangible Personal Property. All appliances, fixtures, equipment, machinery, furniture, carpet, drapes and other personal property, if any, owned by Seller, located on and used in connection with the Land and the Improvements (the "Tangible Personal Property").

     (g) Contracts. To the extent assignable without the consent of third parties, all written contracts and agreements pertaining to the Property, and not cancelable on thirty (30) days notice without penalty or premium (collectively, the "Contracts"), including, but not limited to, service contracts, equipment leases and maintenance contracts.

     (h) Intangible Property. To the extent assignable without the consent of third parties, all intangible property (the "Intangible Property"), if any, owned by Seller and pertaining to the Land, the Improvements, or the Tangible Personal Property including, without limitation, transferable utility contracts, transferable telephone exchange numbers, plans and specifications, engineering plans and studies, floor plans and landscape plans, surveys, permits, licenses, approvals, guaranties and warranties relating thereto.


     Section 2.
     PURCHASE PRICE


     2.1 Purchase Price. The purchase price (the "Purchase Price") for the Property shall be ELEVEN MILLION FIVE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($11,550,000.00) and shall be paid in cash by Purchaser to Seller at the Closing (as defined in Section 6.1) by wire transfer in accordance with wire transfer instructions to be provided by Seller.

     Section 3.
     EARNEST MONEY

     3.1 Earnest Money.

     (a) Purchaser shall deliver to the Title Company (as defined in Section 6.1) within two (2) business days after the date a fully-executed copy of this Agreement is delivered to the Title Company by Seller, by wire transfer in accordance with wire transfer instructions provided by the Title Company, the amount of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) (which amount and any additional funds delivered by Purchaser to Title Company pursuant to this Section 3, together with all interest accrued thereon, if any, is herein called the "Earnest Money") to be invested by the Title Company in an interest-bearing account as Purchaser and Seller shall direct. Purchaser agrees to promptly deliver or cause the Title Company to deliver to Seller written acknowledgment by the Title Company that the executed copy of this Agreement and the required Earnest Money have been received by and are being held by the Title Company pursuant to the terms of this Agreement.

     (b) Seller shall have the option of terminating this Agreement if the full amount of required Earnest Money is not timely and fully delivered to the Title Company at the time(s) and in the manner as prescribed in this Section 3.

     (c) If on or before the expiration of the Approval Period (as defined in Section 4.2) this Agreement has not been terminated by Purchaser in accordance with an express termination granted to Purchaser by the terms of this Agreement, the Earnest Money shall automatically and without further notice or action by Seller become and remain non-refundable except to the limited extent otherwise expressly provided in this Agreement.

     (d) If the sale of the Property is consummated under this Agreement, the Earnest Money shall be paid to Seller and applied to the payment of the Purchase Price at Closing.

     (e) If Purchaser terminates this Agreement in accordance with any right to terminate granted to Purchaser by the terms of this Agreement, the Earnest Money shall be immediately returned to Purchaser, and no party hereto shall have any further obligation under this Agreement except for such obligations which by their terms expressly survive the termination of this Agreement (the "Surviving Obligations"). Purchaser agrees to deliver to Seller copies of all third party Reports (as defined in Section 4.4) identified in good faith by Purchaser in writing at the time the notice to terminate this Agreement is given (the notice to terminated shall not be deemed to have been properly given if it does not identify such third party Reports). The obligations to deliver the Reports shall survive the termination of this Agreement. In no event shall $10,000.00 of the Earnest Money be returned to Purchaser hereunder until all such identified Reports have been delivered to Seller.

     (f) If Seller terminates this Agreement in accordance with
Section 8.2(a), the Earnest Money Deposit shall be immediately released by Title Company to Seller as liquidated damages as provided in Section 8.2(a), and no party hereto shall have any further obligation under this Agreement except for the Surviving Obligations.

     Section 4.
     DELIVERIES, INSPECTIONS AND REPRESENTATIONS

     4.1 Seller's Delivery Obligations. On or prior to the date of this Agreement, Seller (at Seller's expense) has delivered to Purchaser, and Purchaser has received from Seller, the following:

     (1) Title Commitment. Commitment for Owner's Policy of Title Insurance (the "Title Commitment") with respect to the Property, issued by the Title Company, and legible copies of any restrictive covenants, easements, and other items listed as title exceptions therein.

     (2) Survey. The most recent and existing "as-built" survey of the Property (the "Survey"), if any, in Seller's possession.

     (3) Contracts. Copies of all Contracts, to the extent in the possession of Seller.

     (4) Rent Roll. A rent roll in the form previously provided by Seller to Purchaser (the "Rent Roll") identifying all Leases of space within the Improvements current as of a date not earlier than thirty (30) days prior to the Effective Date and certified by Seller's property manager as being true and correct in all material respects.

     (5) Additional Items. Those additional documents, items and things relating to the Property and particularly described in
Schedule 1 attached hereto.

     4.2 Purchaser's Satisfaction. During the period commencing on the Effective Date and ending on December 13, 1996 (the
"Approval Period"), the following matters shall be conditions precedent to Purchaser's obligations under this Contract:

     (a) Purchaser's being satisfied, in Purchaser's sole discretion, that the Property is suitable for Purchaser's intended uses; and

     (b) Purchaser's being satisfied, in Purchaser's sole discretion, with the items delivered pursuant to Section 4.1(3),
(4) and (5) above, including the information reflected therein.

If Purchaser is not satisfied, in its sole discretion, as to the suitability of the Property for Purchaser's intended uses or any of the items delivered pursuant to Section 4.1(3), (4) and (5), Purchaser may give written notice thereof to Seller on or before the expiration of the Approval Period (the "Disapproval Notice"), whereupon this Agreement shall terminate, and upon such termination, Purchaser shall be entitled to the return of the Earnest Money (return of $10,000.00 of the Earnest Money shall be subject to Purchaser's delivery of the third party Reports to Seller as required pursuant to Section 3.1(d) above), and neither party shall have any further obligation hereunder except for the Surviving Obligations. If Purchaser fails to timely give the Disapproval Notice, Purchaser shall be deemed to be satisfied with such matters and the conditions precedent in this Section
4.2 shall be deemed to be satisfied.

     4.3 Title Commitment and Survey.

     (a)In the event (i) the Survey shows any easement, right-of-way, encroachment, conflict, protrusion or other matter affecting the Land or Improvements that is unacceptable to Purchaser, in its sole discretion, or (ii) any exceptions appear in the Title Commitment (other than the standard printed exceptions set forth in the standard form of Title Commitment) that are unacceptable to Purchaser, in its sole discretion, Purchaser shall within twenty (20) days after the Effective Date of this Agreement (the "Title Approval Period"), notify Seller in writing of such facts and the reasons therefor ("Purchaser's Title Objections"). Upon the expiration of the Title Approval Period, except for Purchaser's Title Objections, Purchaser shall be deemed to have accepted the form and substance of the Survey, all matters shown or addressed thereon, all existing conditions of title to the Land and Improvements including, without limitation, any easement, right of way, encroachment, conflict, discrepancy, overlapping of improvements, protrusion, lien, encumbrance, restriction, condition, covenant, exception or other matter with respect thereto and all items shown or addressed in the Title Commitment (collectively, the "Approved Title Matters").

     (b) Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any effort or expense whatsoever to eliminate or modify any of Purchaser's Title Objections; provided, however, Seller, at its sole option, may attempt to eliminate or modify all or a portion of Purchaser's Title Objections to Purchaser's reasonable satisfaction prior to the Closing Date. In the event Seller is unable or unwilling to attempt to eliminate or modify all of Purchaser's Title Objections to the reasonable satisfaction of Purchaser, Seller shall provide written notice thereof to Purchaser ("Seller's Notice"). Purchaser may (as its sole and exclusive remedy) terminate this Agreement by delivering notice thereof in writing to Seller by the earlier to occur of (i) the Closing Date, or (ii) five (5) business days after Seller's Notice, in which event neither party shall have any obligation hereunder other than the Surviving Obligations.

     (c)The term "Permitted Encumbrances" as used herein includes: (i) all of the Approved Title Matters, (ii) any Purchaser's Title Objection that remains uncured, for whatever reason, at the earlier to occur of (A) Closing hereunder, or (B) five (5) business days after Seller's provision of the Seller's Notice, and (iii) the rights and interests of parties claiming under the Leases.

     4.4 Inspection.

     (a) During the Approval Period, Purchaser may inspect, test, investigate and survey: (i) the Property, (ii) all of Seller's financial records pertaining to the operation of the Property, and (iii) photocopies of all Leases and Contracts in the possession of Seller. The foregoing may be done at any reasonable time during ordinary business hours upon twenty-four
(24) hours prior written notice to Seller, at Purchaser's sole cost and in a manner not disruptive to tenants or the operation of the Property. Notwithstanding the foregoing, Purchaser must obtain Seller's written approval (not to be unreasonably withheld or delayed) of the scope and method of any inspection, testing or investigation of the Property (other than a Phase I environmental inspection) including, but without limitation, any inspection which would involve taking subsurface borings or related investigations and any inspection which would materially alter the physical condition of the Property prior to Purchaser's commencement of such inspections, testing or investigation. Seller and its representatives, agents, and/or contractors shall have the right to be present during any testing, investigation, or inspection of the Property. In no event shall Purchaser or any of its agents, representatives or independent contractors contact any tenant at the Property directly without Seller's prior written approval (not to be unreasonably withheld or delayed).

     (b) If such inspection, test, investigation or survey reveals any fact or condition unacceptable to Purchaser, in its sole discretion, Purchaser shall notify Seller in writing prior to the expiration of the Approval Period of such unacceptable fact or condition and the reasons therefor ("Purchaser's Inspection Objections"). Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any effort or expense whatsoever to eliminate or cure any of the Purchaser's Inspection Objections; provided, however, Seller, at its sole option, may attempt to eliminate or cure all or a portion of Purchaser's Inspection Objections to Purchaser's reasonable satisfaction prior to the Closing Date. In the event Seller is unable or unwilling to attempt to eliminate or cure all of Purchaser's Inspection Objections to the reasonable satisfaction of Purchaser, Seller shall provide written notice thereof to Purchaser ("Seller's Notice"). Purchaser may (as its sole and exclusive remedy) terminate this Agreement by delivering notice thereof in writing to Seller by the earlier to occur of
(i) the Closing Date, or (ii) five (5) business days after Seller's Notice, in which event neither party shall have any obligation hereunder other than the Surviving Obligations. If Purchaser does not notify Seller of Purchaser's Inspection Objections in writing prior to the expiration of the Approval Period, all inspections, tests, investigations and surveys of the Property, and all conditions relating to the Property (except for Purchaser's express closing conditions specified in Section 6.9 below), shall be deemed satisfactory to Purchaser.

     (c) All information provided by Seller to Purchaser or obtained by Purchaser relating to the Property in the course of Purchaser's review, including, without limitation, any environmental assessment or audit (collectively, the "Reports") shall be treated as confidential information by Purchaser and Purchaser shall instruct all of its employees, agents, representatives and contractors as to the confidentiality of all such information. In the event that this transaction is not closed for any reason, then Purchaser shall maintain the confidentiality of such information, and shall require its agents, representatives and accountants not to disclose any such information to any other party.

     (d) Purchaser shall restore the Property to its condition existing immediately prior to Purchaser's inspection, testing, investigation and survey thereof, and except to the extent resulting from the gross negligence or willful misconduct of Seller or Seller's agents, representatives or employees, Purchaser shall be liable for all damage or injury to any person or property resulting from, relating to or arising out of any such inspection, testing, investigation or survey, whether occasioned by the acts of Purchaser or any of its employees, agents, representatives or contractors, and Purchaser shall indemnify, defend and hold harmless Seller and its agents, employees, officers, directors, affiliates, advisors and asset managers from any liability resulting therefrom. This indemnification by Purchaser shall survive the Closing or the termination of this Agreement, as applicable.

     (e) At Purchaser's request at any time from and after the date hereof until that date which is one (1) year following the Closing Date, Seller shall, at no cost or expense to Seller, make available to Purchaser's designated independent auditor, upon reasonable advance notice, the following: (i) the historical property information for the Property for calendar years 1994, 1995 and 1996 (exclusive of any advisory, proprietary or other materials which Seller is required to keep confidential), and
(ii) copies of any audited financial statements with respect to the Property, prepared or to be prepared by Seller for calendar years 1994, 1995 and 1996 so as to permit preparation by Purchaser of audited or unaudited financial statements for all periods required to be prepared by the Rules and Regulations of the Securities and Exchange Commission (the "SEC Regulations"), to the extent that the materials specified in subparagraphs (i) and (ii) are in Seller's possession or under Seller's control. Further, after Closing until that date which is one (1) year following the Closing Date, upon written request by Purchaser's designated independent auditor in connection with the normal course of such auditor's auditing of the Property, Seller agrees to authorize its auditors, at no cost, expense or liability to Seller, to discuss such historical property information and audited financial statements with Purchaser's designated independent auditor. The use of any such information by Purchaser or Purchaser's designated independent auditor shall be subject to the confidentiality requirements of Section 4.4(c) above, except to the extent, if any, such information is included in statements required by the SEC Regulations.

     4.5 Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller that:

     (a) Purchaser is a limited partnership, duly organized and in good standing under the laws of the State of Maryland, is qualified to do business in the State of California and has the power to enter into this Agreement and to execute and deliver this Agreement and to perform all duties and obligations imposed upon it hereunder, and Purchaser has obtained all necessary corporate, partnership or other organizational authorizations required in connection with the execution, delivery and performance of this Agreement and the transaction contemplated herein and has obtained the consent of all entities and parties (whether private or governmental) necessary to bind Purchaser to this Agreement;

     (b) neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale transaction contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions or provisions of any agreement or instrument to which Purchaser, or its general partner, is a party or by which Purchaser, any shareholder, partner or related entity or affiliate of Purchaser, or any of Purchaser's assets is bound;

     (c) Purchaser has the financial resources to timely consummate the purchase and sale transaction contemplated by this Agreement;

     (d) neither Purchaser nor any partner, shareholder, related entity or affiliate of Purchaser is in any way affiliated with Seller, GE Capital Realty Group, Inc., General Electric Capital Corporation, General Electric Realty Advisors, Inc., GE Capital Investment Advisors, Inc. ("Advisor"), General Electric Company or any affiliate of any of the foregoing; provided, that to the extent the foregoing representation applies with respect to any investor in Purchaser's general partner, Purchaser is only representing and warranting that no shareholders of record of Purchaser's general partner are identified with "GE" or "General Electric" in their name;

     (e) Purchaser is not an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is subject to Title 1 of ERISA and (b) the assets of Purchaser do not constitute "plan assets" of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101;

     (f) Purchaser is not a "governmental plan" within the meaning of Section 3(32) of ERISA or a "plan" within the meaning of Section 4975(e)(1) of the Internal Revenue Code (the "Code");

     (g) One or more of the following circumstances is true:

          (i) equity interests in Purchaser are publicly offered securities, within the meaning of 29 C.F.R. Section 2510.3-
101(b)(2);

          (ii) less than 25 percent of all equity interests in Purchaser are held by "benefit plan investors" within the meaning of 29 C.F.R. Section 2510.3-101(f)(2);

          (iii) Purchaser is a corporation that qualifies as either an "operating company" or a "real estate operating company" within the meaning of 29 C.F.R. Section 2510.3-101(c) and (e); or

          (iv) with respect to Seller, and with respect to any shareholder, partner, related entity or affiliate of Seller, Purchaser is neither (1) a party in interest as defined in
Section 3(14) of ERISA, nor (2) a disqualified person as defined in Section 4975(e)(2) of the Code;

     (h) that prior to the end of the Approval Period, Purchaser will have examined and investigated to Purchaser's full satisfaction the physical, economic and legal condition of the Property and made all other inquiries Purchaser deemed necessary in connection with the transaction herein contemplated;

     (i) except to the limited extent, if any, specifically and expressly set forth in this Agreement, Purchaser shall accept the Property "AS IS" and "WHERE IS" at Closing, and Purchaser has not relied upon and will not rely upon, and Seller is not liable for or bound by any, express or implied, warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto made or furnished by Seller or any of its advisors, or any of their agents, representatives, contractors, employees, attorneys or brokers, to whomever made or given, directly or indirectly, verbally or in writing, unless specifically and expressly set forth herein;

     (j) neither Purchaser nor Purchaser's general partner has a controlling interest in, is controlled by, is under common control with, and is otherwise in any way affiliated with Title
Company.

Purchaser's representations and warranties set forth in this
Section 4.5 shall survive the Closing or termination of this Agreement. As a condition precedent to Seller's obligation to close the purchase and sale transaction contemplated in this Agreement, Purchaser's representations and warranties contained herein must remain and be true and correct as of the Closing Date. Prior to the Closing Date, Purchaser shall notify Seller in writing of any facts, conditions or circumstances which render any of the representations and warranties set forth in this
Section 4.5 in any way inaccurate, incomplete, incorrect or misleading.

     4.6 Seller's Representations and Warranties. Seller represents and warrants to Purchaser that:

     (a) Seller is a corporation organized under the laws of the State of Delaware and is qualified to do business in the State of California. Seller has the full right, power, and authority, without the joinder of any other person or entity (or the consent of any third parties), to enter into, execute and deliver this Agreement, and to perform all duties and obligations imposed on Seller under this Agreement, except to the limited extent, if any, specifically and expressly set forth in this Agreement;

     (b) neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Seller is a party or by which Seller or any of Seller's assets is bound;


     (c) [intentionally omitted]

     (d) [intentionally omitted]

     (e) to the best of Seller's knowledge, Seller has received no written notice of (i) any pending assessment or condemnation proceedings relating to the Property, (ii) any special assessment or reassessment liens or proceedings for general real estate tax purposes affecting the Property (other than those, if any, as may be reflected in the Title Commitment), or (iii) any actions, suits, or other proceedings filed or pending in any court or before any administrative agency against Seller or affecting the Property (exclusive of any tenant bankruptcy proceedings disclosed in any of the materials delivered to Purchaser by or on behalf of Seller pursuant to Section 4.1 above);

     (f) [intentionally omitted]

As used herein, the phrase "to the best of Seller's knowledge" shall mean only the actual, current conscious and not constructive, imputed or implied knowledge of Pamela Wright and Robert Lewis (the Portfolio Manager and Asset Manger, respectively, of Advisor (as defined below) primarily responsible with respect to the Property on behalf of Seller) without any duty of investigation or inquiry. Anything herein to the contrary notwithstanding, neither Pamela Wright, Robert Lewis or Advisor shall have any personal or other liability or obligation whatsoever with respect to any of the matters set forth in this Agreement or any of Seller's representations herein being or becoming untrue, inaccurate or incomplete in any respect.

The parties agree that (a) Seller's warranties and representations contained in this Section 4.6 shall survive the Closing Date and Purchaser's acquisition of the Property only for a period of nine (9) months after the Closing Date (the "Limitation Period"), and (b) Purchaser shall provide written notice to Seller of any breach of such warranties or representations and shall allow Seller thirty (30) days within which to cure such breach, or, if such breach cannot reasonably be cured within thirty (30) days, an additional reasonable time period, so long as such cure has been commenced within such thirty (30) days and diligently pursued; provided that such time for cure shall not in any event extend the Closing Date by more than sixty (60) days. If Seller fails to cure such breach after written notice and within such cure period, Purchaser's sole remedy shall be an action at law for damages as a consequence thereof (subject to the limitations contained in Section 8.1 below), which must be commenced, if at all, within the Limitation Period; provided, however, that if within the Limitation Period Purchaser gives Seller written notice of such a breach and Seller commences to cure and thereafter terminates such cure effort or is otherwise unable to cure such default, Purchaser shall have an additional thirty (30) days from the date of such termination of attempts to cure within which to commence an action at law for damages as a consequence of Seller's failure to cure. The Limitation Period referred to herein shall apply to known as well as unknown breaches of such warranties or representations.

     4.7 Tenant Estoppel Certificates.

     (a) Seller agrees to submit or cause its property manager to submit within ten (10) days after the Effective Date hereof to each tenant or lessee under a Lease, an estoppel certificate, in form substantially in accordance with Exhibit B-1 attached hereto ("Tenant Estoppel"). If an executed Tenant Estoppel contains only non-material exceptions, qualifications or modifications and complies with any of the following subparagraphs (i) through
(iii), then such Tenant Estoppel shall be deemed to be substantially in compliance with Exhibit B-1 and shall automatically be deemed to be acceptable to Purchaser (an "Acceptable Estoppel"):

          (i) the Tenant Estoppel shall include at least the information specified in Exhibit B-2; or

          (ii) the Tenant Estoppel shall include at least the information specified in such tenant's Lease to be included in such tenant's required tenant estoppel or other certification as provided in such tenant's Lease; or
          (iii) if such tenant is a federal, state or local governmental authority or instrumentality, the Tenant Estoppel is provided on such tenant's individual form.

Seller shall have no liability or obligation to Purchaser with respect to any Tenant Estoppel other than to submit or cause its property manager to submit such Tenant Estoppel to the tenant or lessee with a request that such Tenant Estoppel be executed and returned not later than two (2) business days prior to the end of the Approval Period; provided, however, Seller shall make commercially reasonable efforts to follow-up and obtain such Tenant Estoppels.

     (b) In the event that Seller is unable to obtain and deliver to Purchaser on or before that day which is three (3) business days preceding the Closing Date executed Acceptable Estoppels from tenants occupying, in the aggregate, at least fifty percent (50%) (the "Aggregate Percentage") of the net rentable space in the Improvements (such percentage of net rentable space to be determined exclusive of the space leased to the Specified Tenants (as defined below)), Purchaser shall have the option of giving written notice to Seller, no later than that day which is two (2) business days preceding the Closing Date, that Purchaser will require Seller to execute and deliver Landlord Estoppels (as defined below) with respect to tenants (exclusive of Specified Tenants) designated in Purchaser's notice who have not provided Acceptable Estoppels in order to achieve an aggregate of Acceptable Estoppels and Landlord Estoppels from or with respect to tenants occupying not less than seventy-five percent (75%) of net rentable space in the Improvements (such percentage of net rentable space to be determined exclusive of the space leased to the Specified Tenants) (the "Higher Percentage"). If Purchaser shall have timely delivered such notice to Seller, Seller shall, on or before the Closing Date, deliver to Purchaser a Tenant Estoppel, substantially in compliance with Exhibit B-2 (the "Landlord's Estoppel"), executed by Seller with respect to any tenant from whom Seller has been unable to obtain an Acceptable Estoppel as designated in Purchaser's notice in order to achieve the Higher Percentage; under no circumstances shall Seller be obligated to execute any Landlord Estoppel which would exceed the Higher Percentage. If Purchaser shall not have given timely written notice as described in this paragraph, Purchaser shall be deemed for all purposes to be satisfied with the form and substance of each Tenant Estoppel and shall have no further right to object thereto based on the response or lack thereof with respect to the Tenant Estoppels. In the event that Seller shall execute and deliver a Landlord's Estoppel, such Landlord's Estoppel shall thereafter automatically and without further action by Seller or Purchaser be deemed cancelled and terminated upon execution and delivery (whether before or after the Closing
Date) to Purchaser of an Acceptable Estoppel from the tenant to which such Landlord's Estoppel related.

     (c) In addition, as provided in Section 6.9(d) below, Purchaser's obligation to consummate the transaction contemplated herein is subject to Purchaser's timely receipt of Acceptable Estoppels from each of American Commercial Bank; Kennedy/Jenks Consultants; Spray, Gould & Bowers; and at least three (3) of the
other four (4) Specified Tenants.   As used herein, the
"Specified Tenants" shall mean and refer to the following existing tenants under Leases: (i) American Commercial Bank,
(ii) IBM, (iii) Lifetime Benefits, (iv) Kennedy/Jenks Consultants, (v) Carl Warren & Company, (vi) Spray, Gould & Bowers, and (vii) Hill Street Cafe.

     4.6 Defective Condition. In the event that subsequent to the execution of this Agreement Seller obtains knowledge of, or Purchaser's inspection of the Property reveals, either (i) the presence of any Hazardous Materials (as defined below in this Section 4.8) or the violation or potential violation of any Environmental Requirements (as defined below in this Section 4.8) or (ii) any structural or other defect in the Improvements, whether or not in violation of any applicable law, ordinance, code, regulation or decree of any governmental authority having jurisdiction over the Property (collectively, a "Defective Condition"), which Seller, in its sole good faith judgment, determines could constitute a potential liability to Seller after the Closing or should be remedied prior to the sale of the Property, Seller shall have the right upon written notice to Purchaser on or before the scheduled Closing Date either (i) to extend the Closing Date for the period of time (not to exceed 30 days) necessary to complete such remediation at Seller's sole cost and expense, or (ii) to terminate this Agreement upon written notice to Purchaser in which event the Earnest Money shall be refunded to Purchaser and neither party shall have any further right or obligation hereunder other than the Surviving Obligations. The terms of this Section 4.8 are solely for the benefit of Seller and Purchaser shall have no additional right or remedy hereunder as a result of the exercise by Seller of its rights under this Section 4.8.

     As used herein, the term "Hazardous Materials" shall mean any substance which is or contains (i) any "hazardous substance" as now or hereafter defined in 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amend (42 U.S.C. 9601 et seq.) ("CERCLA") or any regulations promulgated under CERCLA; (ii) any "hazardous waste" as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.) ("RCRA") or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. 2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vi) radon gas; and
(viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Requirements or the common law, or any other applicable laws relating to the Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on the Property, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Property or adjacent property; or (C) which, if it emanated or migrated from the Property, could constitute a trespass.

     As used herein, the term "Environmental Requirements" shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property, or the use of the Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

     Section 5.
     NO REPRESENTATIONS OR WARRANTIES BY SELLER
     ACCEPTANCE OF PROPERTY

     5.1 Disclaimer. PURCHASER ACKNOWLEDGES AND AGREES SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES (OTHER THAN AS SET FORTH IN SECTION 4.6 ABOVE, THE WARRANTY OF TITLE CONTAINED IN THE DEED, AS DEFINED IN SECTION 6.5 BELOW), PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO:

(A)  THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY
INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY;

(B)  THE INCOME TO BE DERIVED FROM THE PROPERTY;

(C)  THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES
AND USES WHICH PURCHASER OR ANY TENANT MAY CONDUCT THEREON;

(D)  THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH
ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE
GOVERNMENTAL AUTHORITY OR BODY;

(E)  THE HABITABILITY, MERCHANTABILITY, MARKETABILITY,
PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE
PROPERTY;

(F)  THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF
ANY, INCORPORATED INTO THE PROPERTY;

(G)  THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF
THE PROPERTY;

(H)  COMPLIANCE WITH ANY ENVIRONMENTAL REQUIREMENTS;

(I)  THE PRESENCE OR SUSPECTED PRESENCE IN, ON, UNDER OR ABOUT
THE PROPERTY OR THE SOIL OR GROUND WATER THEREOF OF ANY HAZARDOUS
MATERIALS;

     (J)ANY OTHER MATTER WITH RESPECT TO THE PROPERTY.

     ADDITIONALLY, NO PERSON ACTING ON BEHALF OF SELLER IS AUTHORIZED TO MAKE, AND BY EXECUTION HEREOF, PURCHASER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, NO PERSON HAS MADE, ANY REPRESENTATION, AGREEMENT, STATEMENT, WARRANTY, GUARANTY OR PROMISE REGARDING THE PROPERTY OR THE TRANSACTION CONTEMPLATED HEREIN; AND NO SUCH REPRESENTATION, WARRANTY, AGREEMENT, GUARANTY, STATEMENT OR PROMISE, IF ANY, MADE BY ANY PERSON ACTING ON BEHALF OF SELLER SHALL BE VALID OR BINDING UPON SELLER UNLESS EXPRESSLY SET FORTH HEREIN.

     PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN A FULL AND ADEQUATE OPPORTUNITY TO INSPECT, TEST AND INVESTIGATE THE PROPERTY, SUBJECT TO ANY REPRESENTATIONS BY SELLER EXPRESSLY SET FORTH HEREIN, PURCHASER IS RELYING SOLELY ON ITS OWN INSPECTION, TESTING AND INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER, AND PURCHASER AGREES TO ACCEPT THE PROPERTY IN ITS THEN EXISTING "AS-IS" CONDITION AND BASIS WITH ALL FAULTS AT THE CLOSING AND WAIVES ALL OBJECTIONS OR CLAIMS AGAINST SELLER (INCLUDING, BUT NOT LIMITED TO, ANY RIGHT OR CLAIM OF CONTRIBUTION) ARISING FROM OR RELATED TO THE PROPERTY OR ITS PHYSICAL, ENVIRONMENTAL, ECONOMIC OR LEGAL CONDITION (INCLUDING, WITHOUT LIMITATION, THE ACTUAL OR SUSPECTED EXISTENCE OF ANY HAZARDOUS MATERIALS IN, ON UNDER OR ABOUT THE PROPERTY OR THE SOIL OR GROUND WATER THEREOF).

     PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY BY OR ON BEHALF OF SELLER WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY, TRUTHFULNESS OR COMPLETENESS OF SUCH INFORMATION AND, EXCEPT FOR ANY EXPRESS REPRESENTATIONS OF SELLER SET FORTH HEREIN, THAT SELLER IS NOT, AND SHALL NOT BE, LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENT, REPRESENTATION OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION OR CONDITION THEREOF, FURNISHED BY ANY ADVISOR, ATTORNEY, REAL ESTATE BROKER, CONTRACTOR, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT AND ANY REPRESENTATIONS EXPRESSLY MADE BY SELLER CONTAINED HEREIN, TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN "AS IS" CONDITION AND BASIS WITH ALL FAULTS. IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL OF THE PROPERTY IS SOLD BY SELLER AND PURCHASED BY PURCHASER SUBJECT TO THE FOREGOING.

     PURCHASER HEREBY AGREES TO INDEMNIFY, PROTECT, DEFEND, SAVE AND HOLD HARMLESS SELLER FROM AND AGAINST ANY AND ALL DEBTS, DUTIES, OBLIGATIONS, LIABILITIES, SUITS, CLAIMS, DEMANDS, CAUSES OF ACTION, DAMAGES, LOSSES, FEES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS' FEES AND EXPENSES AND COURT COSTS) IN ANY WAY RELATING TO, OR IN CONNECTION WITH OR ARISING OUT OF PURCHASER'S ACQUISITION, OWNERSHIP, LEASING, USE, OPERATION, MAINTENANCE AND MANAGEMENT OF THE PROPERTY; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT BE APPLICABLE WITH RESPECT TO ANY THIRD PARTY CLAIMS FOR SUCH MATTERS TO THE EXTENT THAT THE SAME SHALL ARISE OR RESULT FROM EVENTS OCCURRING IN THEIR ENTIRETY PRIOR TO THE CLOSING DATE. THE PROVISIONS OF THIS SECTION 5 SHALL SURVIVE THE CLOSING OR ANY TERMINATION HEREOF.

     5.2 Waiver and Release. Except with respect to any claims arising out of any breach of express and specific covenants, indemnities, representations or warranties of Seller set forth in this Agreement, Purchaser, for itself and its agents, affiliates, successors and assigns, effective as of the Closing Date hereby releases and forever discharges Seller, its agents, partners, affiliates, successors and assigns from any and all rights, claims and demands at law or in equity, whether known or unknown as of the Closing Date, which Purchaser has or may thereafter have in the future, arising out of the physical, environmental, economic or legal condition of the Property. Purchaser hereby specifically acknowledges that Purchaser has carefully reviewed this subsection and discussed its import with legal counsel and that the provisions of this subsection are a material part of this Agreement.

PURCHASER SPECIFICALLY WAIVES THE PROVISIONS OF SECTION 1542 OF
THE CALIFORNIA CIVIL CODE WHICH PROVIDES AS FOLLOWS:

     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS TO WHICH THE
CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE
TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE
MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.


     Section 6.
     CLOSING

     6.1 Closing. The closing of the purchase and sale transaction contemplated herein (the "Closing") shall be held at or conducted through the offices of Continental Lawyers Title Insurance Company (the "Title Company") at 751 Daily Drive, Suite 100, Camarillo, California 32010, Attn: Judy Cook, Escrow No. C14179CJ, at a date designated by Seller and Purchaser on or before December 17, 1996 (the "Closing Date"), unless the parties mutually agree in writing upon another place, time or date. On the Closing Date, all documents to be recorded shall be appropriately recorded and all other closing documents and funds shall be deemed to be simultaneously delivered.

     6.2 Possession. Possession of the Property shall be delivered to Purchaser at the Closing, subject to the Permitted
Encumbrances.

     6.3 Proration. All rents, other amounts payable by the tenants under the Leases, income, utilities and all other operating expenses with respect to the Property for the month in which the Closing occurs, and real estate and personal property taxes and other assessments with respect to the Property for the year in which the Closing occurs, shall be prorated to the date of Closing, with Purchaser receiving the benefits and burdens of ownership on the Closing Date.

     (a) If the Closing shall occur before rents and all other amounts payable by the tenants under the Leases and all other income from the Property have actually been paid for the month in which the Closing occurs, the apportionment of such rents and other amounts and other income shall be upon the basis of such rents, other amounts and other income actually received by Seller. Subsequent to the Closing, if any such rents, other amounts and other income are actually received by Purchaser, all such amounts shall first be applied to post-closing rents due to Purchaser which are currently or past due and the balance shall be immediately paid by Purchaser to Seller to the extent of pre-closing delinquent rents and other amounts due Seller. Purchaser shall make a good faith effort and attempt to collect any such rents and other amounts and other income not apportioned at the Closing for the benefit of Seller, however, Purchaser shall not be required to expend any funds or institute any litigation in its collection efforts. Nothing in this paragraph shall restrict Seller's right to collect delinquent rents directly from a tenant by any legal means. At Closing, prepaid rents and refundable security deposits in the possession or control of Seller (together with any interest accrued thereon only if interest is specifically required to be paid thereon under applicable law or under the terms of a specific Lease), whether held in the form of cash, pledged securities or letters of credit, at Seller's sole option shall either be (i) transferred to Purchaser at Closing and not subject to adjustment, or (ii) adjusted by way of a credit in favor of Purchaser.

     (b) If the Closing shall occur before the tax rate or the assessed valuation of the Property is fixed for the then current year, the apportionment of taxes and assessments shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation. Subsequent to the Closing, when the tax rate and the assessed valuation of the Property is fixed for the year in which the Closing occurs, the parties agree to adjust the proration of taxes and assessments and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment. If the Property is not assessed as a separate parcel for tax or assessment purposes, then such taxes and assessments attributable to the Property shall be determined by Purchaser and Seller. If, as of the Closing, the Property is not being treated as a separate tax parcel, then within thirty (30) days after the Closing, Purchaser shall, at its sole cost and expense, have the Property assessed separately for tax and assessment purposes.

     (c) Seller shall request that final water, electric and gas meter readings be made on the Closing Date. If the Closing shall occur before the actual amount of utilities and all other operating expenses with respect to the Property for the month in which the Closing occurs are determined, the apportionment of such utilities and other operating expenses shall be upon the basis of a reasonable estimate by Seller (to be reasonably approved by Purchaser) of such utilities and other operating expenses for such month. Subsequent to the Closing, when the actual amount of such utilities and other operating expenses with respect to the Property for the month in which the Closing occurs are determined, the parties agree to adjust the proration of such utilities and other operating expenses and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment.

     (d) Any tenant-improvement and/or leasing-commission costs (including, without limitation, referral or locator fees) and all other out-of-pocket fees and costs (including, without limitation, legal fees and costs) (collectively, "New Tenant Costs") paid or incurred by Seller after the Effective Date with respect to new Leases or modifications to existing Leases executed on or after the Effective Date in accordance with
Section 9 below shall be credited in favor of Seller at Closing (provided, however, that Purchaser shall not be obligated for any New Tenant Costs with respect to new Leases or modifications to existing Leases executed prior to expiration of the Approval Period unless Purchaser has consented thereto, which consent will not be unreasonably withheld and which consent shall be given or denied in writing within two (2) business days of Seller's written request with Purchaser's consent being deemed to have been given in the event that Purchaser fails to respond to such request within such two (2) business day period). Seller shall supply invoices and statements for all New Tenant Costs to Purchaser on or prior to the Closing Date. Purchaser shall be solely responsible for the payment of all New Tenant Costs in connection with any options, renewals, or extensions exercisable under the Leases after the Closing Date and Purchaser shall indemnify, protect, defend, save and hold harmless Seller from and against any and all debts, duties, obligations, liabilities, suits, claims, demands, causes of action, damages, losses, fees and expenses (including, without limitation, attorneys' fees and expenses and court costs) in any way relating to, or in connection with or arising out of New Tenant Costs.

     (e) If Leases contain obligations ("Lease Obligations") on the part of the Tenants for: (i) CPI or similar adjustments, (ii) percentage rents, (iii) escalation payments for taxes, labor or operations, or (iv) other expenses including, without limitation, common area maintenance or any other operating cost pass-throughs or retroactive charges payable by Tenants which have accrued as of the Closing Date but are not then due and payable, the amount of such Lease Obligations shall be prorated as of the Closing Date upon the basis of a reasonable estimate by Seller (to be reasonably approved by Purchaser) of such Lease Obligations through the Closing Date. Subsequent to the Closing, when the actual amount of such Lease Obligations with respect to the Property through the Closing Date is determined, the parties agree to adjust the proration of such Lease Obligations and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment.

The agreements of Seller and Purchaser set forth in this Section
6.3 shall survive the Closing.

     6.4 Closing Costs. Seller shall pay, on the Closing Date, the standard coverage portion of the title insurance premium for the Owner's Policy (as defined in Section 6.5(a) below), applicable county and city transfer taxes, one-half (1/2) of any escrow fees and other customary fees, costs and charges of the closing and consummation of the purchase and sale transaction contemplated in this Agreement as customarily charged to and payable by the seller in such transactions in the location in which the Land is situate. Purchaser shall pay, on the Closing Date, the extended coverage portion, if applicable, of the title insurance premium for the Owner's Policy, the costs of any endorsements to the Owner's Policy requested by Purchaser, all recording costs, one-half (1/2) of any escrow fees and other customary fees, costs and charges of the closing and consummation of the purchase and sale transaction contemplated in this Agreement as customarily charged to and payable by the purchaser in such transactions in the location in which the Land is situate. Notwithstanding the foregoing, each party shall pay its own attorneys' fees incurred in connection with the transaction contemplated in this Agreement.

     6.5 Seller's Obligations at the Closing. At the Closing,
Seller shall deliver or cause to be delivered to Purchaser the following:

     (a) Title Policy. An ALTA Owner's Policy of Title Insurance (the "Owner's Policy"), issued by Title Company naming Purchaser as insured, in the amount of the Purchase Price, insuring that Purchaser owns good and indefeasible fee simple title to the Property, subject only to the Permitted Encumbrances without exception for mechanics' liens. Purchaser, at Purchaser's sole expense, may elect to cause the Title Company to issue certain endorsements. Notwithstanding the foregoing, Seller shall have no obligation or liability to Purchaser in the event that Title Company is unwilling or unable to issue the Owner's Policy and the provision at Purchaser's request of endorsements shall not be a condition to Closing.

     (b) Evidence of Authority. Such organizational and authorizing documents of Seller as shall be reasonably required by the Title Company to evidence Seller's authority to consummate the transactions contemplated by this Agreement.

     (c) Deed. A duly executed and acknowledged deed to the Land and Improvements in the form attached to this Agreement as Exhibit C (the "Deed").

     (d) Assignment. A duly executed and acknowledged counterpart Assignment and Assumption of Personal Property,
Service Contracts, Warranties and Leases in the form attached to this Agreement as Exhibit D (the "Assignment").

     (e) FIRPTA Affidavit. A duly executed affidavit of Seller in form attached hereto as Exhibit E certifying that Seller is not a "foreign person," as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and in any applicable state laws for the state in which the Property is located.

     (f) Tenant Notices. Duly executed notices to all tenants or lessees under the Leases in form attached hereto as Exhibit F.

     (g) Original Documents.  The original of all Leases,
Contracts and other Intangible Property in Seller's possession.

     (h) California Form 590.  A duly executed California
Form 590 certifying that Seller is qualified to do business in California in the form attached hereto as Exhibit I.

     (i) Update Certificate. A duly executed certificate updating Seller's representations set forth in Section 4.6 in the form attached to this Agreement as Exhibit J.

     (j) Updated Rent Roll.  An updated Rent Roll certified by
Seller's property manager effective as of a date not earlier than three (3) business days prior to the Closing Date.

     (k) Keys. Seller shall request its property manager to deliver a master key or duplicate keys for all locks in the Improvements to the extent, if any, in the property manager's possession.

     6.6 Purchaser's Obligations at the Closing.  At the Closing,
Purchaser shall deliver or cause to be delivered to Seller the following:

     (a) Purchase Price. The Purchase Price by wire transfer of immediately available funds.

     (b) Evidence of Authority. Such organizational and authorizing documents of Purchaser as shall be reasonably required by Seller and/or the Title Company authorizing
Purchaser's acquisition of the Property pursuant to this Agreement and the execution of this Agreement and any documents to be executed by Purchaser at the Closing.

     (c) Assignment. A duly executed and acknowledged counterpart Assignment.

     (d) Taxpayer Certification.  A duly executed Taxpayer I.D.
Certification in the form attached to this Agreement as Exhibit
G.

     (e) ERISA Certificate. A duly executed ERISA Certificate in the form attached to this Agreement as Exhibit H.

     6.7 Insurance. Seller's existing liability and property insurance pertaining to the Property shall be canceled as of the Closing Date, and Seller shall receive any premium refund due thereon.

     6.8 Filing of Reports. Title Company shall be solely responsible for the timely filing of any reports or returns required pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986 (and any similar reports or returns required under any state or local laws) in connection with the closing of the transaction contemplated in this Agreement.

     6.9 Purchaser's Closing Conditions. Closing shall be subject to Purchaser's reasonable satisfaction, or written waiver, of the following conditions precedent:

     (a) Seller shall have substantially performed all of its covenants provided in Section 9 below.

     (b) Seller's representations set forth in Section 4.6 shall remain true and correct in all material respects.

     (c) Title Company shall be ready, willing and able to issue, upon payment of Title Company's regularly scheduled premium, the Owner's Policy.

     (d) Without limiting the provisions of Section 4.7(a) and
(b) above, Purchaser shall have received Acceptable Estoppels from each of American Commercial Bank; Kennedy/Jenks Consultants; Spray, Gould & Bowers; and at least three (3) of the other four
(4) Specified Tenants.

     Section 7.
     RISK OF LOSS

     7.1 Condemnation. If, prior to the Closing, action is initiated to take any of the Property by eminent domain proceedings or by deed in lieu thereof, Purchaser may either at or prior to Closing (a) terminate this Agreement (in which event Purchaser shall be entitled to immediate return of the Earnest Money), or (b) consummate the Closing, in which latter event all of Seller's assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.

     7.2 Casualty. Except as otherwise provided in this Agreement, Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If the Property, or any part thereof, suffers any damage in excess of $200,000.00 prior to the Closing from fire or other casualty which Seller, at its sole option, does not elect to repair, Purchaser may either at or prior to Closing (a) terminate this Agreement (in which event Purchaser shall be entitled to immediate return of the Earnest Money), or (b) consummate the Closing, in which latter event all of Seller's right, title and interest in and to the proceeds of any insurance covering such damage plus an amount equal to Seller's deductible under its applicable insurance policy (less an amount equal to any out-of-pocket expenses and costs incurred by Seller to collect or adjust such insurance or to repair or restore the Property and any portion of such proceeds paid or to be paid on account of the loss of rents or other income from the Property for the period prior to and including the Closing Date, all of which shall be payable to Seller), to the extent the amount of such insurance does not exceed the Purchase Price, shall be assigned to Purchaser at the Closing. If the Property, or any part thereof, suffers any damage equal to or less than $200,000.00 prior to the Closing, Purchaser agrees that it will consummate the Closing and accept the assignment of the proceeds of any insurance covering such damage plus an amount equal to Seller's deductible under its insurance policy and there shall be no reduction in the Purchase Price.

     Section 8.
     DEFAULT

     8.1 Breach by Seller.

     (a) Pre-Closing. In the event that Seller shall (i) breach or default in the performance of any of its obligations to be performed prior to Closing, or (ii) fail to consummate the transaction contemplated by this Agreement for any reason (except Purchaser's breach or default under this Agreement or a termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the provision hereof), or (iii) breach any of its representations set forth in Section 4.6 above, or (iv) default in performance of any of its covenants set forth in
Section 9.3 below, Purchaser, as Purchaser's sole and exclusive remedy, may either (1) terminate this Agreement, receive a refund of the Earnest Money and pursue Seller for actual damages, subject to the limitations contained in Section 8.1(c) below; or
(2) pursue the remedy of specific performance of Seller's obligations under this Agreement provided that (i) any such suit for specific performance must be filed within sixty (60) days after Purchaser first becomes aware of the breach or default by Seller, (ii) Purchaser is not in breach or default in the performance of its obligations under this Agreement, and (iii) Purchaser has tendered the Purchase Price, less Purchaser's good faith reasonable estimate of proration credits that would be credited against the Purchase Price, to the Title Company in immediately available funds and the Title Company has acknowledged receipt of same, in writing, to Seller. Notwithstanding anything to the contrary contained herein, in the event Purchaser seeks specific performance under this Agreement, Seller shall not be obligated to expend any sums to cure any defaults under this Agreement.

     (b) Breach of Representations. In the event that Seller shall breach or default in the performance of any of its representations, warranties or covenants which by the express terms of this Agreement survive the Closing, Purchaser, as Purchaser's sole and exclusive remedy may pursue Seller for actual damages, subject to the limitations contained in Section 8.1(c) below, incurred by Purchaser solely as the result of such breach or default.

     (c) Damages. Notwithstanding anything to the contrary contained in this Agreement, in no event whatsoever shall Purchaser have the right to seek or recover money damages from Seller in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) as a result of any breach or default by Seller under any of the terms of this Agreement. Purchaser specifically and without limitation hereby waives and relinquishes any right to seek or recover from Seller, and specifically acknowledges and agrees that in no event shall Seller be liable to Purchaser for, any damages in excess One Hundred Thousand and No/100 Dollars ($100,000.00) whether as punitive, speculative or consequential damages.

Purchaser hereby agrees that prior to its exercise of any right or remedy as a result of any breach or default by Seller, Purchaser will first deliver written notice of said breach or default to Seller and give Seller five (5) business days thereafter in which to cure said breach or default, if Seller so elects.

     8.2 Breach by Purchaser.

     (a) Liquidated Damages. In the event that Purchaser fails to comply with Section 6 of this Agreement and consummate the transaction contemplated by this Agreement, Seller may terminate this Agreement and thereupon Seller shall be entitled to receive and retain the Earnest Money as liquidated damages (and not as a penalty or forfeiture) and as Seller's sole remedy and relief hereunder (except for the Surviving Obligations).

     SELLER AND PURCHASER ACKNOWLEDGE THAT THE ACTUAL DAMAGES TO SELLER WHICH WOULD RESULT FROM SUCH FAILURE WOULD BE EXTREMELY DIFFICULT TO CALCULATE OR ESTABLISH ON THE DATE HEREOF. IN ADDITION, PURCHASER DESIRES TO HAVE A LIMITATION PUT UPON ITS POTENTIAL LIABILITY TO SELLER IN THE EVENT OF SUCH FAILURE BY PURCHASER. BY PLACING THEIR INITIALS IN SPACES HEREINAFTER PROVIDED, SELLER AND PURCHASER SPECIFICALLY ACKNOWLEDGE AND AGREE, AFTER NEGOTIATION BETWEEN SELLER AND PURCHASER, THAT THE AMOUNT OF THE EARNEST MONEY CONSTITUTES REASONABLE COMPENSATION TO SELLER FOR SUCH FAILURE BY PURCHASER AND SHALL BE DISBURSED TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES IN THE EVENT OF SUCH FAILURE BY PURCHASER. IN CONNECTION THEREWITH, SELLER HEREBY SPECIFICALLY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE
SECTION 3389.

          PURCHASER /s/ RSZ   SELLER /s/ GDB /s/ RRL

     (b) Other Remedies. In the event of any breach or default by Purchaser other than as specifically described in Section 8.2(a) above, Seller shall have any and all rights and remedies available at law or in equity by reason of such breach or default.

None of the provisions of this Section 8.2 shall limit, impair or affect any of Purchaser's indemnities of Seller or other
Surviving Obligations of Purchaser as provided elsewhere in this Agreement.

     Section 9.
     FUTURE OPERATIONS

     9.1 Operations. From the Effective Date of this Agreement until the Closing or earlier termination of this Agreement:

     (a) Seller will keep and maintain the Property in substantially its condition as of the date of this Agreement, ordinary wear and tear and casualties excepted.

     (b) Seller will perform all Seller's material obligations under the Contracts and the Leases to be performed during such time period. Seller will not, without the prior written consent of Purchaser (which consent will not be unreasonably withheld or delayed), modify, enter into, or renew any Contract which cannot be canceled upon thirty (30) days prior written notice.

     (c) Seller will not knowingly and voluntarily commit or permit any action on the Property that will result in a violation of any applicable statute, ordinance, regulation, order or other law concerning the use of the Property or the existence or construction of the Improvements.

     (d) Seller shall notify Purchaser promptly of Seller's receipt of written notice of the commencement of any lawsuits, condemnation proceedings, rezoning or other governmental order or action against Seller or affecting the Property filed on or after the Effective Date.

     (e) Seller shall keep and remain in effect substantially all of the existing liability insurance policies and coverages, or substantially equivalent policies and coverages, as Seller maintains in effect as of the Effective Date with respect to the Property.

     (f) Seller shall not voluntarily enter into any agreement or intentionally cause any matter to be recorded which may constitute an exception to title to the Property which Seller shall be unable to cause the Title Company to insure over or be binding upon Purchaser after the Closing Date, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed).

     9.2 Leasing. From the expiration of the Approval Period until the Closing or earlier termination of this Agreement, Seller will not, without the prior written consent of Purchaser (which consent will not be unreasonably withheld and which consent shall be given or denied in writing within two (2) business days of Seller's written request with Purchaser's consent being deemed to have been given in the event that Purchaser fails to respond to such request within such two (2) business day period), modify, terminate, enter into, or renew any Leases except in the customary and ordinary operation of the Property by Seller consistent with Seller's current practices in effect as of the Effective Date. In the event that Seller shall enter into any such lease transactions prior to expiration of the Approval Date, Seller shall promptly advise Purchaser thereof and provide to Purchaser a copy of the executed documents relating thereto.

     9.3 Other Covenants.

     (a)Seller will deliver to Purchaser, as soon as reasonably practicable after the Closing Date, Seller's final (i) income and expense statement for the Property for calendar year 1996 through the Closing Date, (ii) cumulative general ledger for the Property for calendar year 1996 through the Closing Date, and (iii) aged delinquency report for the Property as of the date of such report.

     (b) Seller will terminate or cause to be terminated, as of the Closing Date, Seller's existing property management agreement and leasing brokerage agreement.

     (c) From the Effective Date of this Agreement until the end of the Approval Period, Seller will, upon reasonable advance notice to Seller, make available to Purchaser (i) at Seller's on-site property manager's office at the Property during business hours, all of Seller's books and records relating to the operation and leasing of the Property which are maintained by or on behalf of Seller at such on-site property management office, and (ii) at Advisor's office in San Francisco during business hours, Pamela Wright and Robert Lewis for interview by Purchaser.

     Section 10.
     MISCELLANEOUS

     10.1 Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either: (a) on the date personally delivered to the address below, as evidenced by written receipt therefor, whether or not actually received by the person to whom addressed; (b) on the third (3rd) business day after being sent, by certified or registered mail, postage prepaid, return receipt requested, addressed to the intended recipient at the address specified below; (c) on the first (1st) business day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, Emery or Purolator, addressed to such party at the address specified below; or (d) on the date of actual receipt in the office of the intended recipient if sent by facsimile transmission to the facsimile number provided below and concurrently sent the same day by either (a), (b) or (c) above. For purposes of this Section 10.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular person whose address is to be changed):

If to Seller:            c/o GE Capital Investment Advisors, Inc.
                         One Boston Place, Suite 1810
                         Boston, MA  02108
                         Attn: Jill S. Hatton
                         Telephone:  (617) 742-5566
                         Facsimile:  (617) 742-4760

with a copy to:          GE Capital Investment Advisors, Inc.
                         444 Market Street, Suite 2100
                         San Francisco, CA  94111
                         Attn: Joyce S. Jaber
                         General Counsel
                         Telephone:  (415) 433-7770
                         Facsimile:  (415) 398-9472

                              and

                         Landels Ripley & Diamond, LLP
                         350 The Embarcadero, 6th Floor
                         San Francisco, CA  94105-1250
                         Attn: Scott D. Rogers, Esq.
                         Telephone:  (415) 512-8700
                         Facsimile:  (415) 512-8750

If to Purchaser:         c/o Arden Realty, Inc.
                         9100 Wilshire Boulevard,
                         East Tower, Suite 700
                         Beverly Hills, CA  90212
                         Attn: Brigitta B. Troy
                         Telephone:  (310) 271-8600
                         Facsimile:  (310) 274-6218

with a copy to:          Jeffer, Mangels, Butler & Marmaro
                         2121 Avenue of the Stars, 10th Floor
                         Los Angeles, CA  90067
                         Attn: Scott Kalt, Esq.
                         Telephone:  (310) 785-5314
                         Facsimile:  (310) 203-0567

If to Title
Company:            Continental Lawyers Title Insurance Company
                    751 Daily Drive, Suite 100
                    Camarillo, CA  93010
                    Attn: Judy Cook
                    Escrow No. C14179CJ
                    Telephone: (805) 484-2701 x 142
                    Facsimile: (805) 388-9669

     10.2 Real Estate Commissions. Seller shall pay to CB Commercial Real Estate, Inc. (hereinafter called "Agent" whether one or more) upon the Closing of the transaction contemplated hereby, and not otherwise, a cash commission in the amount agreed on in a separate listing agreement between Seller and Agent.
Said commission shall in no event be payable unless and until the transaction contemplated hereby is closed in accordance with the terms of this Agreement; if such transaction is not closed for any reason, including, without limitation, failure of title or default by Seller or Purchaser or termination of this Agreement pursuant to the terms hereof, then such commission will be deemed not to have been earned and shall not be due or payable. Except as set forth above with respect to Agent, neither Seller nor Purchaser has authorized any broker or finder to act on Purchaser's or Seller's behalf in connection with the sale and purchase hereunder and neither Seller nor Purchaser has dealt with any broker or finder purporting to act on behalf of any other party. Purchaser agrees to indemnify, defend, protect and hold harmless Seller from and against any and all claims, losses, damages, liabilities, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Purchaser or on Purchaser's behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Seller agrees to indemnify, defend, protect and hold harmless Purchaser from and against any and all claims, losses, damages, liabilities, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Seller or on Seller's behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby.
Notwithstanding anything to the contrary contained herein, this
Section 10.2 shall survive the Closing or any earlier termination of this Agreement.

     10.3 Entire Agreement. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

     10.4 Amendment. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

     10.5 Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

     10.6 Time of Essence. Time is of the essence of this Agreement; however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State in which the Property is located, then, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

     10.7 Governing Law. This Agreement shall be governed by the laws of the State in which the Property is located and the laws of the United States pertaining to transactions in such State.

     10.8 Successors and Assigns; Assignment. This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns. Purchaser shall not assign Purchaser's rights under this Agreement without the prior written consent of Seller, in Seller's sole and absolute discretion. No assignment of Purchaser's rights hereunder shall relieve Purchaser of its liabilities under this Agreement. This Agreement is solely for the benefit of Seller and Purchaser; there are no third party beneficiaries hereof. Any assignment of this Agreement in violation of the foregoing provisions shall be null and void.

     10.9 Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

     10.10 Attorneys' Fees. In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages, as provided herein, reasonable attorneys' fees incurred in such suit.

     10.11 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one (1) agreement; in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party's signature.

     10.12 Effective Date.  As used herein the term "Effective
Date" shall mean the first date the Title Company is in receipt of both this Agreement executed by Purchaser and Seller (whether in counterparts or not) and the Earnest Money.

     10.13 Exhibits. The exhibits attached to this Agreement and referred to herein are hereby incorporated into this Agreement by this reference and made a part hereof for all purposes.

     10.14 Construction. Seller and Purchaser acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

     10.15 No Recordation. Seller and Purchaser hereby acknowledge that neither this Agreement nor any memorandum or affidavit thereof shall be recorded of public record in the county in which the Property is located or any other county. Should Purchaser ever record or attempt to record this Agreement, or a memorandum or affidavit thereof, or any other similar document, then, notwithstanding anything herein to the contrary, said recordation or attempt at recordation shall constitute a default by Purchaser hereunder, and, in addition to the other remedies provided for herein, Seller shall have the express right to terminate this Agreement by filing a notice of said termination in the county in which the Land is located.

     10.16 Merger Provision. Except as otherwise expressly provided herein, any and all rights of action of Purchaser for any breach by Seller of any representation, warranty or covenant contained in this Agreement shall merge with the Deed and other instruments executed at Closing, shall terminate at Closing and shall not survive Closing.

     10.17 Jury Waiver. PURCHASER AND SELLER DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DOCUMENTS DELIVERED BY PURCHASER AT CLOSING OR SELLER AT CLOSING, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS DELIVERED BY PURCHASER AT CLOSING AND SHALL SURVIVE THE CLOSING AND TERMINATION OF THIS AGREEMENT.

     10.18 No Personal Liability of Officers, Directors, Etc. Purchaser acknowledges that this Agreement is entered into by a corporation as Seller and Seller acknowledges that this Agreement is entered into by a limited partnership as Purchaser having a corporation as its sole general partner. Purchaser and Seller agree that no individual officer or director or other representative of Purchaser, Purchaser's general partner, Seller or Advisor shall have any personal liability under this Agreement or any document executed in connection with the transactions contemplated by this Agreement. Further, Purchaser acknowledges that Advisor is not a party to this Agreement and that neither such Advisor nor the individual officers, directors or representatives of Advisor shall have any personal liability under this Agreement or any document executed in connection with the transaction contemplated by this Agreement. For the purposes of this Agreement, Advisor in its capacity as Seller's authorized investment advisor, is acting as Seller's representative; the burdens and liabilities of this Agreement shall extend only to Seller and Advisor shall have no liability hereunder. In addition, all approvals to be given by Seller hereunder may be given or withheld by Advisor as Seller's representative, and all requests or requirements that Seller is entitled to make hereunder may be by Advisor on behalf of Seller.

PURCHASER:

ARDEN REALTY LIMITED PARTNERSHIP
a Maryland limited partnership

By:  ARDEN REALTY, INC.
     a Maryland Corporation

     By: /s/ Richard S. Ziman
     Name: Richard S. Ziman
     Its: CEO

                                   Date of Execution
                                   by Purchaser:

                                   December 16, 1996

     [Signatures Continued on Next Page]

SELLER:

C.P. PROPERTIES I, INC.,
a Delaware corporation

By:   /s/ Gerald D. Binkley
Name: Gerald D. Binkley
Its:  Vice President

By:   Roger R. Levesque
Name: Roger R. Levesque
Its:  Vice President

                                   Date of Execution
                                   by Seller:

                                   December 16, 1996

The undersigned Title Company hereby acknowledges receipt of the Earnest Money and a copy of this Agreement, and agrees to hold and dispose of the Earnest Money in accordance with the provisions of this Agreement.

TITLE COMPANY:

CONTINENTAL LAWYERS TITLE INSURANCE COMPANY, a corporation

By:  /s/ Judy M. Cook
Name: Judy M. Cook
Its:  Escrow Manager

                                   Date of Execution
                                   by Title Company:

                                   December 16, 1996

The Company hereby agrees to furnish supplementally the omitted exhibits and schedules to the Commission upon request.